PROSPECTUS SUPPLEMENT NO. 2	FILED PURSUANT TO RULE 424(b)(3) and (c)
(TO PROSPECTUS DATED JUNE 8, 2004)	FILE NO. 333-111227

$130,000,000

3.125% Convertible Senior Notes due 2023 and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of the 3.125% Convertible Senior Notes due 2023 of The Men’s Wearhouse, Inc. and the shares of common stock issuable upon conversion of the notes.

     This prospectus supplement supplements and should be read in conjunction with the prospectus dated June 8, 2004 and the prospectus supplement dated August 12, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments and supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the prospectus appearing in the table under the heading “Selling Security Holders” is hereby modified and restated as set forth in the table below. The information below was furnished to us by the selling security holders listed below on or before November 10, 2004.

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of		Common	Common	Stock Upon
	Notes	Notes	Amount of	Stock	Stock That	Completion
	Beneficially	Beneficially	Notes To	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	Be Sold ($) (1)	Owned (2)(3)	Sold (1)(3)	(1)
McMahan Securities Co. L.P. (5)	$700,000	0.54%	$700,000	16,323	16,323	0
S.A.C. Arbitrage Fund, LLC	8,000,000	6.15%	8,000,000	270,304	186,550	83,754
Clinton Riverside Convertible Portfolio Limited	4,180,000	3.22%	4,180,000	97,472	97,472	0
Clinton Multistrategy Master Fund, Ltd.	1,320,000	1.02%	1,320,000	30,781	30,781	0
Man Convertible Bond Master Fund, Ltd	2,133,000	1.64%	2,133,000	49,739	49,739	0
St. Thomas Trading, Ltd (4)	1,792,000	1.38%	1,792,000	41,787	41,787	0
Durango Investments L.P.	8,750,000	6.73%	8,750,000	204,039	204,039	0
SG Cowen Securities Corp (5)	11,185,000	8.60%	11,185,000	260,820	260,820	0
Deutsche Bank Securities Inc. (4)	32,800,000	25.23%	32,800,000	764,853	764,853	0
Van Kampen Harbor Fund (5)	1,800,000	1.38%	1,800,000	41,974	41,974	0
US Bancorp Piper Jaffray (5)	2,000,000	1.54%	2,000,000	46,637	46,637	0
Morgan Stanley Convertible Securities Trust (4)	1,200,000	0.92%	1,200,000	27,982	27,982	0
Morgan Stanley Asset Allocator Fund (4)	390,000	0.30%	390,000	9,094	9,094	0
Pyramid Equity Strategies Fund	100,000	0.08%	100,000	2,332	2,332	0

						Number of
				Number of	Number of	Shares of
				Shares of	Shares of	Common
	Amount of	Percentage of		Common	Common	Stock Upon
	Notes	Notes	Amount of	Stock	Stock That	Completion
	Beneficially	Beneficially	Notes To	Beneficially	May Be	of Offering
Selling Security Holder	Owned ($)	Owned	Be Sold ($) (1)	Owned (2)(3)	Sold (1)(3)	(1)
DB Equity Opportunities Master Portfolio Ltd	400,000	*	400,000	9,327	9,327	0
UBS AG London Branch (4)	8,000,000	6.15%	8,000,000	186,550	186,550	0
UBS Securities LLC (5)	50,000	*	50,000	1,166	1,166	0
DKR SoundShare Opportunity Holding Fund Ltd.	2,500,000	1.92%	2,500,000	58,297	58,297	0
Bear, Stearns & Co. Inc. (5)	4,925,000	3.79%	4,925,000	114,845	114,845	0
HFR CA Select Fund	900,000	*	900,000	20,987	20,987	0
San Diego County Employee Retirement Association	1,400,000	1.08%	1,400,000	32,646	32,646	0
Zazove Convertible Arbitrage Fund, L.P.	4,500,000	3.46%	4,500,000	104,934	104,934	0
Zazove Hedged Convertible Fund, L.P.	2,900,000	2.23%	2,900,000	67,624	67,624	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,500,000	1.15%	1,500,000	34,978	34,978	0
Grace Convertible Arbitrage Fund, Ltd. (4)	4,750,000	3.65%	4,750,000	110,764	110,764	0
CNH CA Master Account, L.P.	500,000	*	500,000	11,659	11,659	0
Waterstone Market Neutral Fund, LP	307,000	*	307,000	7,159	7,159	0
Waterstone Market Neutral Offshore Fund, Ltd	1,867,000	1.44%	1,867,000	43,536	43,536	0
Waterstone Market Neutral MAC 51, Ltd.	326,000	*	326,000	7,602	7,602	0
Waterstone Market Neutral Master Fund, Ltd.	46,000	*	46,000	1,073	1,073	0
Salomon Brothers Asset Management Inc. (4)	6,900,000	5.31%	6,900,000	160,899	160,899	0
Coda Capital Management, LLC	653,000	*	653,000	15,227	15,227	0
James Mellor Trust	50,000	*	50,000	1,166	1,166	0
Richard Mueller	53,000	*	53,000	1,236	1,236	0
Silvercreek II Limited	855,000	*	855,000	19,937	19,937	0
Silvercreek Limited Partnership	1,000,000	*	1,000,000	23,319	23,319	0
Newport Alternative Income Fund	280,000	*	280,000	6,529	6,529	0
Polygon Global Opportunities Master Fund	1,000,000	*	1,000,000	23,319	23,319	0
DBAG London (4)	7,034,000	5.41%	7,034,000	164,024	164,024	0
Unknown Holders	954,000	*	954,000	22,246	22,246	0

TOTAL	$130,000,000	100%	$130,000,000	3,115,186	3,031,432	83,754

*	Less than 1%

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully exchange the notes for shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such exchange.

(2)	Includes shares of common stock issuable upon conversion of the notes.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial conversion price of $42.88, which equals a conversion rate of the initial conversion rate of 23.3187 shares per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Price Adjustments” in the Prospectus. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of Distribution” for required disclosure regarding these selling security holders in the Prospectus.

     Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

     INVESTING IN THE NOTES AND OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 17, 2004